Exhibit (h)(iii)

AGREEMENT TO REIMBURSE OTHER EXPENSES OF COHEN & STEERS

INSTITUTIONAL GLOBAL REALTY SHARES, INC.

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.

280 Park Avenue

New York, New York 10017

June 16, 2006

COHEN & STEERS CAPITAL MANAGEMENT, INC.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Institutional Global Realty Shares, Inc. (“We”, “Us” or the “Company”) herewith confirms its agreement (the “Reimbursement Agreement”) pursuant to which Cohen & Steers Capital Management, Inc. (“You”) will reimburse “Other Expenses” (defined below) of the Company as follows:

1. Reference is made to the Management Agreement (“Management Agreement”) between the Company and You. Pursuant to Section 5 of the Management Agreement, You are responsible for and have assumed the obligation for payment of all of the Company’s other fees and expenses except for the following other expenses (“Other Expenses”):

(a)	fees of directors who are not affiliated persons of You;

(b)	fees and expenses of any legal counsel or other consultants retained by the directors who are not affiliated persons of You;

(c)	interest charges (including charges related to the Company’s line of credit) taxes, brokerage fees and commissions;

(d)	trade organization membership dues;

(e)	federal and state registration fees; and

(f)	upon the approval of the Board of Directors, extraordinary expenses.

2. You will reimburse the Company so that its total annual operating expenses do not exceed 1.00% the Fund’s average daily net assets.

3. Other Expenses shall be based on estimated amounts for the current fiscal year of the Company.

4. For as long as You serve as the Company’s Manager, this Reimbursement Agreement shall remain in effect for as long as the Company is in existence.

5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.

If the foregoing is in accordance with your understanding, will You kindly so indicate by signing and returning to Us the enclosed copy hereof.

Very truly yours, COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.

By:	S/Lawrence B. Stoller
Name: Lawrence B. Stoller Title: Secretary

Agreed to and Accepted as of the date

first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	S/Adam M. Derechin
Name: Adam M. Derechin Title: Chief Operating Officer

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